Exhibit 99.1

Press Contact:	Investor Relations Contact:
Andrea Duffy	Marilyn Mora
Cisco	Cisco
1 (646) 295-5241	1 (408) 527-7452
anduffy@cisco.com	marilmor@cisco.com

CISCO REPORTS SECOND QUARTER EARNINGS

Strong Execution and Cash Flows in Q2; Dividend Increased 24 Percent, Additional $15 Billion Authorized for Stock Repurchase

•	Q2 Revenue (excluding SP Video CPE Business): $11.8 billion

•	Increase of 2% year over year — (Q2 guidance was 0% - 2% growth year over year)

•	Q2 Earnings per Share: $0.62 GAAP; $0.57 non-GAAP

•	Q3 Guidance:

•	Revenue: 1% - 4% growth year over year (normalized to exclude SP Video CPE Business for Q3 2015)

•	Non-GAAP Earnings per Share: $0.54 - $0.56

SAN JOSE, Calif. — February 10, 2016 — Cisco, the worldwide leader in networking that transforms how people connect, communicate and collaborate, today reported second quarter results for the period ended January 23, 2016. Cisco reported second quarter revenue of $11.9 billion, net income on a generally accepted accounting principles (GAAP) basis of $3.1 billion or $0.62 per share, and non-GAAP net income of $2.9 billion or $0.57 per share. Second quarter revenue was $11.8 billion excluding $93 million of revenue from the Customer Premises Equipment portion of the Service Provider Video Connected Devices business (SP Video CPE Business) that was divested during the second quarter on November 20, 2015.

“We delivered a strong Q2, and are managing the business extremely well in a challenging macro environment,” said Chuck Robbins, Cisco chief executive officer. “We’re managing the company on two fronts. We’re focused on continued strong execution in the near term while investing in the innovation to lead our customers into the future.”

GAAP Results

	Q2 2016	Q2 2015	Vs. Q2 2015
Revenue (including SP Video CPE Business for all periods)	$11.9 billion	$11.9 billion	—%
Revenue (excluding SP Video CPE Business for all periods)	$11.8 billion	$11.6 billion	2%
Net Income	$3.1 billion	$2.4 billion	31%
Diluted Earnings per Share (EPS)	$0.62	$0.46	35%

Non-GAAP Results

	Q2 2016	Q2 2015	Vs. Q2 2015
Net Income	$2.9 billion	$2.7 billion	7%
EPS	$0.57	$0.53	8%

A reconciliation between net income and EPS on a GAAP and non-GAAP basis is provided in the table following the Consolidated Statements of Operations. Supplementary information related to other GAAP and non-GAAP measures is also provided in the tables below.

Cisco Increases Quarterly Cash Dividend; Stock Repurchase Program Authorization Increased

Cisco has also declared a quarterly dividend of $0.26 per common share, a 24% or five-cent increase over the previous quarter’s dividend, to be paid on April 27, 2016 to all shareholders of record as of the close of business on April 6, 2016. Future dividends will be subject to Board approval.

Cisco’s board of directors has also approved a $15 billion increase to the authorization of the stock repurchase program. Cisco’s board had previously authorized up to $97 billion in stock repurchases. There is no fixed termination date for the repurchase program. The remaining authorized amount for stock repurchases under this program, including the additional authorization, is approximately $16.9 billion.

“We had another strong quarter, delivering both the top line and bottom line growth,” said Kelly Kramer, Cisco executive vice president and chief financial officer. “I’m happy with the progress we are making as we continue to shift our business model to more software, and recurring revenue. We are very confident in the strength of our business and future cash flows allowing the substantial increase of our dividend this quarter to $0.26. We remain committed to our shareholders in delivering profitable growth and returning a minimum of 50 percent of our free cash flow back annually.”

Financial Highlights for Q2 FY16

(All comparative percentages are on a year-over-year basis unless otherwise noted)

All revenue, non-GAAP, and geographic financial information in this “Financial Highlights for Q2 FY16” section are presented excluding the SP Video CPE Business for all periods as it was divested during the second quarter on November 20, 2015.

Revenue — Revenue was $11.8 billion, up 2% with product revenue up 2%. Service revenue growth was 3%. Revenue by geographic segment was: Americas and EMEA each up 1%, and APJC up 11%. Product revenue growth was led by Security which increased 11%, and NGN Routing and Collaboration which increased 5% and 3%, respectively. Wireless was flat while Switching and Data Center declined 4% and 3%, respectively.

Gross Margin — On a GAAP basis, total gross margin and product gross margin were at 62.3% and 61.3%, respectively. Non-GAAP total gross margin and product gross margin were 64.2% and 63.3%, respectively. This increase in the non-GAAP product gross margin as compared with 62.5% in the second quarter of fiscal 2015 was driven by continued productivity improvements, partially offset by pricing and to a lesser extent product mix. GAAP service margin was 65.5% and non-GAAP service gross margin was 66.7%. Total gross margins by geographic segment were: 64.3% for the Americas, 65.4% for EMEA, and 61.8% for APJC.

Operating Expenses — On a GAAP basis, operating expenses were $4.1 billion, down 7%. Non-GAAP operating expenses were $3.9 billion, down 1%, and at 33.0% of revenue. Headcount compared with the end of the first quarter of fiscal 2016 decreased by 406 to 71,657, which included the impact from the divestiture of the SP Video CPE Business and our workforce realignment, partially offset by additional headcount from acquisitions and investments in key growth areas such as security, cloud and software.

Operating Income — GAAP operating income was $3.3 billion, up 26%, with GAAP operating margin of 27.6%. Non-GAAP operating income was $3.7 billion, up 10%, with non-GAAP operating margin at 31.2%.

Provision for Income Taxes — The GAAP tax provision rate was 4.8%. Tax benefits of $519 million related to prior-year periods were included in the GAAP tax provision rate but were excluded in the non-GAAP tax provision rate. The non-GAAP tax provision rate was 20.9%, reflecting the reinstatement of the U.S. federal R&D tax credit.

Net Income and EPS — On a GAAP basis, net income was $3.1 billion and EPS was $0.62. On a non-GAAP basis, net income was $2.9 billion, an increase of 8%, and EPS was $0.57, an increase of 8%.

Cash Flow from Operating Activities — was $3.9 billion an increase of 36% compared with $2.9 billion for the second quarter of fiscal 2015.

Cash and Cash Equivalents and Investments — were $60.4 billion at the end of the second quarter of fiscal 2016, compared with $59.1 billion at the end of the first quarter of fiscal 2016, and compared with $60.4 billion at the end of fiscal 2015. The total cash and cash equivalents and investments available in the United States at the end of the second quarter of fiscal 2016 were $3.9 billion.

Deferred Revenue — was $15.2 billion, up 8% in total, with deferred product revenue up 11%, driven largely by subscription based and software offerings, and deferred service revenue up 7%. Cisco continued to build a greater mix of recurring revenue as reflected in deferred revenue.

Days Sales Outstanding in Accounts Receivable (DSO) — was 33 days at the end of the second quarter of fiscal 2016, compared with 34 days at the end of the first quarter of fiscal 2016.

Other Financial Highlights

In the second quarter of fiscal 2016, Cisco declared and paid a cash dividend of $0.21 per common share, or $1.1 billion. For the second quarter of fiscal 2016, Cisco repurchased approximately 48 million shares of common stock under its stock repurchase program at an average price of $26.12 per share for an aggregate purchase price of $1.3 billion.

As of January 23, 2016, Cisco had repurchased and retired 4.5 billion shares of Cisco common stock at an average price of $20.97 per share for an aggregate purchase price of approximately $95.1 billion since the inception of the stock repurchase program.

Acquisitions

During the second quarter of fiscal 2016, Cisco completed the acquisitions of Portcullis, ParStream, Lancope and 1 Mainstream in the security, data analytics and video markets. These moves are consistent with Cisco’s strategy to increase innovation and R&D investment in growth areas. Cisco recently completed the acquisition of Acano to help accelerate Cisco’s collaboration strategy to deliver video more broadly. In addition, on February 3, 2016, Cisco announced its intent to acquire Jasper Technologies, a company that provides a cloud-based Internet of Things (IoT) software-as-a-service platform, which is expected to close in the third quarter of fiscal year 2016.

Business Outlook for the Third Quarter of Fiscal Year 2016

On November 20, 2015, during the second quarter of fiscal 2016, Cisco completed its divestiture of the SP Video CPE Business. In order to provide a clear view of Cisco’s continuing expected financial performance, the revenue guidance for the third quarter of fiscal 2016 is normalized to exclude the SP Video CPE Business for the third quarter of fiscal 2015. The corresponding revenue in the third quarter of fiscal 2015 for the SP Video CPE Business was $519 million.

Cisco expects to achieve the following results for the third quarter of fiscal year 2016:

Q3 FY16
Revenue (normalized to exclude SP Video CPE Business for Q3 FY15)	1% - 4% growth Y/Y
Non-GAAP gross margin rate	62.5% - 63.5%
Non-GAAP operating margin rate	28.5% - 29.5%
Non-GAAP tax provision rate	22%
Non-GAAP EPS	$0.54 - $0.56

Cisco’s third quarter of fiscal 2016 will have 14 weeks compared to 13 weeks for the third quarter of fiscal 2015 which is reflected in the guidance.

Cisco estimates that GAAP EPS will be lower than non-GAAP EPS by $0.08 to $0.12 per share in the third quarter of fiscal 2016 as follows:

Q3 FY16
Share-based compensation expense	$0.05 - $0.06
Amortization of purchased intangible assets and other acquisition-related/divestiture costs	0.03 - 0.05

Subtotal	0.08 - 0.11
Restructuring and other charges	0.00 - 0.01

Total	$0.08 - $0.12

Share-based compensation expense is expected to impact Cisco’s results of operations in similar proportions as the second quarter of fiscal 2016. Amortization of purchased intangible assets and other acquisition-related/divestiture costs will be reported as GAAP operating expenses, cost of sales, or other income/(loss) as applicable.

Except as noted above, this guidance does not include the effects of any future acquisitions/divestitures, asset impairments, restructurings and tax or other events, which may or may not be significant unless specifically stated.

Editor’s Notes:

•	Q2 fiscal year 2016 conference call to discuss Cisco’s results along with its business outlook will be held on Wednesday, February 10, 2016 at 1:30 p.m. Pacific Time. Conference call number is 1-888-848-6507 (United States) or 1-212-519-0847 (international).

•	Conference call replay will be available from 4:00 p.m. Pacific Time, February 10, 2016 to 4:00 p.m. Pacific Time, February 19, 2016 at 1-888-562-6191(United States) or 1-402-280-9986 (international). The replay will also be available via webcast from February 10, 2016 through April 22, 2016 on the Cisco Investor Relations website at http://investor.cisco.com.

•	Additional information regarding Cisco’s financials, as well as a webcast of the conference call with visuals designed to guide participants through the call, will be available at 1:30 p.m. Pacific Time, February 10, 2016. Text of the conference call’s prepared remarks will be available within 24 hours of completion of the call. The webcast will include both the prepared remarks and the question-and-answer session. This information, along with the GAAP to non-GAAP reconciliation information, will be available on the Cisco Investor Relations website at http://investor.cisco.com.

CISCO SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per-share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	January 23, 2016	January 24, 2015	January 23, 2016	January 24, 2015
REVENUE:
Product	$8,983	$9,078	$18,827	$18,513
Service	2,944	2,858	5,782	5,668

Total revenue	11,927	11,936	24,609	24,181

COST OF SALES:
Product	3,480	3,806	7,333	7,725
Service	1,015	1,040	2,012	2,033

Total cost of sales	4,495	4,846	9,345	9,758

GROSS MARGIN	7,432	7,090	15,264	14,423
OPERATING EXPENSES:
Research and development	1,509	1,529	3,069	3,112
Sales and marketing	2,286	2,308	4,729	4,823
General and administrative	176	490	715	994
Amortization of purchased intangible assets	71	72	140	143
Restructuring and other charges	96	69	238	387

Total operating expenses	4,138	4,468	8,891	9,459

OPERATING INCOME	3,294	2,622	6,373	4,964
Interest income	237	189	462	368
Interest expense	(162)	(139)	(321)	(278)
Other income (loss), net	(63)	201	(71)	179

Interest and other income (loss), net	12	251	70	269

INCOME BEFORE PROVISION FOR INCOME TAXES	3,306	2,873	6,443	5,233
Provision for income taxes	159	476	866	1,008

NET INCOME	$3,147	$2,397	$5,577	$4,225

Net income per share:
Basic	$0.62	$0.47	$1.10	$0.83

Diluted	$0.62	$0.46	$1.09	$0.82

Shares used in per-share calculation:
Basic	5,070	5,117	5,075	5,115

Diluted	5,097	5,160	5,106	5,159

Cash dividends declared per common share	$0.21	$0.19	$0.42	$0.38

The Consolidated Statements of Operations include the results of the SP Video CPE Business prior to its divestiture on November 20, 2015. Accordingly, the three months ended January 23, 2016 includes only one month of financial results for this business.

CISCO SYSTEMS, INC.

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

(In millions, except per-share amounts)

	Three Months Ended		Six Months Ended
	January 23, 2016	January 24, 2015	January 23, 2016	January 24, 2015
GAAP net income	$3,147	$2,397	$5,577	$4,225
Adjustments to cost of sales:
Share-based compensation expense	51	45	102	93
Amortization of acquisition-related intangible assets	123	233	251	414
Rockstar patent portfolio charge	—	—	—	188
Acquisition-related/divestiture costs	1	—	1	—
Significant asset impairments and restructurings	(1)	—	(2)	—

Total adjustments to GAAP cost of sales	174	278	352	695

Adjustments to operating expenses:
Share-based compensation expense	280	261	590	586
Amortization of acquisition-related intangible assets	71	72	140	143
Acquisition-related/divestiture costs (1)	(222)	92	(131)	193
Significant asset impairments and restructurings	96	69	238	387

Total adjustments to GAAP operating expenses	225	494	837	1,309

Adjustments to other income (loss), net:
Gain on VCE reorganization	—	(126)	—	(126)

Total adjustments to GAAP income before provision for income taxes	399	646	1,189	1,878

Income tax effect of non-GAAP adjustments	(98)	(164)	(294)	(422)
Significant tax matters (2)	(519)	(134)	(519)	(134)

Total adjustments to GAAP provision for income taxes	(617)	(298)	(813)	(556)

Non-GAAP net income	$2,929	$2,745	$5,953	$5,547

Diluted net income per share:
GAAP	$0.62	$0.46	$1.09	$0.82

Non-GAAP	$0.57	$0.53	$1.17	$1.08

(1) The sale of the SP Video CPE Business resulted in a pre-tax gain of $286 million, net of certain transaction costs incurred in prior periods. The gain on this transaction was excluded from non-GAAP net income for the second quarter and first six months of fiscal 2016.

(2) During the second quarter of fiscal 2016, Cisco recorded certain net tax benefits totaling $519 million related to prior-year periods that were excluded from non-GAAP net income for the second quarter and first six months of fiscal 2016. These net tax benefits are primarily comprised of settlement of all outstanding items related to Cisco’s U.S. federal income tax returns for the fiscal years ended July 26, 2008 through July 31, 2010 of $367 million, the retroactive reinstatement of the U.S. federal R&D tax credit of $84 million related to fiscal 2015, and a net tax benefit of $68 million related to other significant tax matters.

CISCO SYSTEMS, INC.

REVENUE BY SEGMENT

(In millions, except percentages)

	January 23, 2016
	Three Months Ended		Six Months Ended
	Amount	Y/Y %	Amount	Y/Y %
Revenue:
Including SP Video CPE Business for all periods:
Americas	$6,912	(3)%	$14,711	1%
EMEA	3,088	— %	6,175	1%
APJC	1,927	10%	3,723	7%

Total	$11,927	— %	$24,609	2%

Excluding SP Video CPE Business for all periods:
Americas	$6,846	1%	$14,333	3%
EMEA	3,065	1%	6,067	2%
APJC	1,923	11%	3,705	7%

Total	$11,834	2%	$24,105	3%

CISCO SYSTEMS, INC.

GROSS MARGIN PERCENTAGE BY SEGMENT

(In percentages)

	January 23, 2016
	Three Months Ended	Six Months Ended
Gross Margin Percentage:
Including SP Video CPE Business for all periods:
Americas	63.8%	63.6%
EMEA	64.9%	64.6%
APJC	61.7%	60.9%
Excluding SP Video CPE Business for all periods (1):
Americas	64.3%	65.0%
EMEA	65.4%	65.5%
APJC	61.8%	61.2%

(1) For the three months ended January 23, 2016 the calculation of gross margin percentages excludes gross profit for the SP Video CPE Business of $13 million for the Americas. For the six months ended January 23, 2016, the calculation of gross margin percentages excludes gross profit for the SP Video CPE Business of $41 million and $15 million for the Americas and EMEA, respectively.

CISCO SYSTEMS, INC.

REVENUE FOR GROUPS OF SIMILAR PRODUCTS AND SERVICES

(In millions, except percentages)

	January 23, 2016
	Three Months Ended		Six Months Ended
	Amount	Y/Y %	Amount	Y/Y %
Revenue:
Switching	$3,483	(4)%	$7,505	1%
NGN Routing	1,845	5%	3,638	(2)%
Collaboration	1,019	3%	2,134	10%
Data Center	822	(3)%	1,681	9%
Wireless	613	— %	1,258	3%
Service Provider Video*	569	37%	1,008	25%
Security	462	11%	947	9%
Other	77	31%	152	21%

Product - excluding SP Video CPE Business	8,890	2%	18,323	4%
Service	2,944	3%	5,782	2%

Total - excluding SP Video CPE Business	11,834	2%	24,105	3%

SP Video CPE Business (1)	93		504

Total	$11,927	— %	$24,609	2%

* Excludes SP Video CPE Business revenue for all periods presented.

(1) The three months ended January 23, 2016 included one month of revenue for the SP Video CPE Business, which was divested during the second quarter on November 20, 2015.

CISCO SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	January 23, 2016	July 25, 2015
ASSETS
Current assets:
Cash and cash equivalents	$6,314	$6,877
Investments	54,061	53,539
Accounts receivable, net of allowance for doubtful accounts of $325 at January 23, 2016 and $302 at July 25, 2015	4,302	5,344
Inventories	1,362	1,627
Financing receivables, net	4,514	4,491
Deferred tax assets	2,834	2,915
Other current assets	1,618	1,490

Total current assets	75,005	76,283
Property and equipment, net	3,386	3,332
Financing receivables, net	3,903	3,858
Goodwill	24,958	24,469
Purchased intangible assets, net	2,322	2,376
Other assets	3,068	3,163

TOTAL ASSETS	$112,642	$113,481

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$3,008	$3,897
Accounts payable	962	1,104
Income taxes payable	370	62
Accrued compensation	2,667	3,049
Deferred revenue	9,796	9,824
Other current liabilities	5,996	5,687

Total current liabilities	22,799	23,623
Long-term debt	21,591	21,457
Income taxes payable	706	1,876
Deferred revenue	5,389	5,359
Other long-term liabilities	1,279	1,459

Total liabilities	51,764	53,774
Total equity	60,878	59,707

TOTAL LIABILITIES AND EQUITY	$112,642	$113,481

CISCO SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Six Months Ended
	January 23, 2016	January 24, 2015
Cash flows from operating activities:
Net income	$5,577	$4,225
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and other	1,005	1,229
Share-based compensation expense	706	677
Provision for receivables	31	62
Deferred income taxes	274	385
Excess tax benefits from share-based compensation	(82)	(83)
(Gains) losses on divestitures, investments and other, net	(260)	(182)
Change in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable	988	501
Inventories	153	(340)
Financing receivables	(171)	74
Other assets	(181)	(223)
Accounts payable	(147)	(32)
Income taxes, net	(764)	(528)
Accrued compensation	(348)	(390)
Deferred revenue	69	26
Other liabilities	(162)	(27)

Net cash provided by operating activities	6,688	5,374

Cash flows from investing activities:
Purchases of investments	(19,089)	(20,061)
Proceeds from sales of investments	10,247	9,948
Proceeds from maturities of investments	7,955	7,212
Acquisition of businesses, net of cash and cash equivalents acquired	(1,089)	(217)
Proceeds from business divestiture	372	—
Purchases of investments in privately held companies	(166)	(91)
Return of investments in privately held companies	35	227
Acquisition of property and equipment	(576)	(550)
Proceeds from sales of property and equipment	11	5
Other	(87)	(109)

Net cash used in investing activities	(2,387)	(3,636)

Cash flows from financing activities:
Issuances of common stock	701	1,162
Repurchases of common stock—repurchase program	(2,344)	(2,196)
Shares repurchased for tax withholdings on vesting of restricted stock units	(412)	(369)
Short-term borrowings, original maturities less than 90 days, net	(4)	(4)
Repayments of debt	(862)	(506)
Excess tax benefits from share-based compensation	82	83
Dividends paid	(2,133)	(1,947)
Other	108	110

Net cash used in financing activities	(4,864)	(3,667)

Net decrease in cash and cash equivalents	(563)	(1,929)
Cash and cash equivalents, beginning of period	6,877	6,726

Cash and cash equivalents, end of period	$6,314	$4,797

Supplemental cash flow information:
Cash paid for interest	$426	$383
Cash paid for income taxes, net	$1,355	$1,152

Certain reclassifications have been made to prior year amounts to conform to the current year’s presentation.

CISCO SYSTEMS, INC.

DEFERRED REVENUE

(In millions)

	January 23, 2016	October 24, 2015	January 24, 2015
Deferred revenue:
Service	$9,657	$9,689	$9,020
Product:
Unrecognized revenue on product shipments and other deferred revenue	4,974	4,888	4,276
Cash receipts related to unrecognized revenue from two-tier distributors	554	585	725

Total product deferred revenue	5,528	5,473	5,001

Total	$15,185	$15,162	$14,021

Reported as:
Current	$9,796	$9,821	$9,369
Noncurrent	5,389	5,341	4,652

Total	$15,185	$15,162	$14,021

CISCO SYSTEMS, INC.

INVENTORIES AND INVENTORY TURNS

(In millions, except annualized inventory turns)

	January 23, 2016	October 24, 2015	January 24, 2015
Inventories:
Raw materials	$99	$107	$265
Work in process	1	1	2
Finished goods:
Distributor inventory and deferred cost of sales	564	631	733
Manufactured finished goods	446	464	577

Total finished goods	1,010	1,095	1,310
Service-related spares	224	240	274
Demonstration systems	28	39	39

Total	$1,362	$1,482	$1,890

Annualized inventory turns - GAAP	12.6	12.5	10.9
Cost of sales adjustments	(0.4)	(0.5)	(0.7)

Annualized inventory turns - non-GAAP	12.2	12.0	10.2

CISCO SYSTEMS, INC.

DIVIDENDS PAID AND REPURCHASES OF COMMON STOCK

(In millions, except per-share amounts)

	DIVIDENDS		STOCK REPURCHASE PROGRAM			TOTAL
Quarter Ended	Per Share	Amount	Shares	Weighted- Average Price per Share	Amount	Amount
Fiscal 2016
January 23, 2016	$0.21	$1,065	48	$26.12	$1,262	$2,327
October 24, 2015	$0.21	$1,068	45	$26.83	$1,207	$2,275
Fiscal 2015
July 25, 2015	$0.21	$1,069	35	$28.62	$1,005	$2,074
April 25, 2015	0.21	1,070	35	28.39	1,008	2,078
January 24, 2015	0.19	974	44	27.63	1,208	2,182
October 25, 2014	0.19	973	41	24.58	1,013	1,986

Total	$0.80	$4,086	155	$27.22	$4,234	$8,320

CISCO SYSTEMS, INC.

FREE CASH FLOW

(In millions)

	Three Months Ended
	January 23, 2016	October 24, 2015	January 24, 2015
Net cash provided by operating activities	$3,922	$2,766	$2,883
Acquisition of property and equipment	(314)	(262)	(265)

Free cash flow	$3,608	$2,504	$2,618

CISCO SYSTEMS, INC.

SUPPLEMENTARY INFORMATION - RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

GROSS MARGINS, OPERATING EXPENSES, OPERATING MARGINS, AND NET INCOME

(In millions, except percentages)

	Three Months Ended January 23, 2016

	Product Gross Margin	Service Gross Margin	Total Gross Margin	Operating Expenses	Y/Y	Operating Income	Y/Y	Net Income	Y/Y
GAAP amount	$5,503	$1,929	$7,432	$4,138	(7)%	$3,294	26%	$3,147	31%
% of revenue	61.3%	65.5%	62.3%	34.7%		27.6%		26.4%
Adjustments to GAAP amounts:
Share-based compensation expense	16	35	51	280		331		331
Amortization of acquisition-related intangible assets	123	—	123	71		194		194
Acquisition-related/divestiture costs	—	1	1	(222)		(221)		(221)
Significant asset impairments and restructurings	(1)	—	(1)	96		95		95
Income tax/significant tax matters	—	—	—	—		—		(617)

Non-GAAP amount	$5,641	$1,965	$7,606	$3,913	(2)%	$3,693	9%	$2,929	7%
% of revenue	62.8%	66.7%	63.8%	32.8%		31.0%		24.6%
Less: SP Video CPE Business*	(13)	—	(13)	(11)		(2)		(2)

Non-GAAP amount (excluding SP Video CPE Business)	$5,628	$1,965	$7,593	$3,902	(1)%	$3,691	10%	$2,927	8%

% of revenue	63.3%	66.7%	64.2%	33.0%		31.2%		24.7%

*Reflects one month of operations for the SP Video CPE Business, which was divested during the second quarter on November 20, 2015.

	Three Months Ended January 24, 2015
	Product Gross Margin	Service Gross Margin	Total Gross Margin	Operating Expenses	Operating Income	Net Income
GAAP amount	$5,272	$1,818	$7,090	$4,468	$2,622	$2,397
Adjustments to GAAP amounts:
Share-based compensation expense	11	34	45	261	306	306
Amortization of acquisition-related intangible assets	233	—	233	72	305	305
Acquisition-related/divestiture costs	—	—	—	92	92	92
Significant asset impairments and restructurings	—	—	—	69	69	69
Gain on VCE reorganization	—	—	—	—	—	(126)
Income tax/significant tax matters	—	—	—	—	—	(298)

Non-GAAP amount	$5,516	$1,852	$7,368	$3,974	$3,394	$2,745
Less: SP Video CPE Business*	(66)	—	(66)	(35)	(31)	(24)

Non-GAAP amount (excluding SP Video CPE Business)	$5,450	$1,852	$7,302	$3,939	$3,363	$2,721

*Reflects three months of operations for the SP Video CPE Business.

EFFECTIVE TAX RATE

(In percentages)

	Three Months Ended		Six Months Ended
	January 23, 2016	January 24, 2015	January 23, 2016	January 24, 2015
GAAP effective tax rate	4.8%	16.6%	13.4%	19.3%
Tax effect of non-GAAP adjustments to net income	16.1%	5.4%	8.6%	2.7%

Non-GAAP effective tax rate	20.9%	22.0%	22.0%	22.0%

COST OF SALES USED IN INVENTORY TURNS

(In millions)

	Three Months Ended
	January 23, 2016	October 24, 2015	January 24, 2015
GAAP cost of sales	$4,495	$4,850	$4,846
Cost of sales adjustments:
Share-based compensation expense	(51)	(51)	(45)
Amortization of acquisition-related intangible assets	(123)	(128)	(233)
Acquisition-related/divestiture costs	(1)	—	—
Significant asset impairments and restructurings	1	1	—

Non-GAAP cost of sales	$4,321	$4,672	$4,568

Forward Looking Statements, Non-GAAP Information and Additional Information

This release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events (such as the impact of the macro environment, our innovation strategy and execution, our ability to shift our business model to more software and recurring revenue, our ability to deliver profitable growth and strong cash generation, our business strength, financial guidance, and our capital allocation strategy) and the future financial performance of Cisco that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including: business and economic conditions and growth trends in the networking industry, our customer markets and various geographic regions; global economic conditions and uncertainties in the geopolitical environment; overall information technology spending; the growth and evolution of the Internet and levels of capital spending on Internet-based systems; variations in customer demand for products and services, including sales to the service provider market and other customer markets; the return on our investments in certain priorities, including our foundational priorities, and in certain geographical locations; the timing of orders and manufacturing and customer lead times; changes in customer order patterns or customer mix; insufficient, excess or obsolete inventory; variability of component costs; variations in sales channels, product costs or mix of products sold; our ability to successfully acquire businesses and technologies and to successfully integrate and operate these acquired businesses and technologies; our ability to achieve expected benefits of our partnerships; increased competition in our product and service markets, including the data center market; dependence on the introduction and market acceptance of new product offerings and standards; rapid technological and market change; manufacturing and sourcing risks; product defects and returns; litigation involving patents, intellectual property, antitrust, shareholder and other matters, and governmental investigations; natural catastrophic events; a pandemic or epidemic; our ability to achieve the benefits anticipated from our investments in sales, engineering, service, marketing and manufacturing activities; our ability to recruit and retain key personnel; our ability to manage financial risk, and to manage expenses during economic downturns; risks related to the global nature of our operations, including our operations in emerging markets; currency fluctuations and other international factors; changes in provision for income taxes, including changes in tax laws and regulations or adverse outcomes resulting from examinations of our income tax returns; potential volatility in operating results; and other factors listed in Cisco’s most recent report on Forms 10-Q and 10-K filed on November 19, 2015 and September 8, 2015, respectively. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in Cisco’s most recent report on Form 10-K as it may be amended from time to time. Cisco’s results of operations for the three and six months ended January 23, 2016 are not necessarily indicative of Cisco’s operating results for any future periods. Any projections in this release are based on limited information currently available to Cisco, which is subject to change. Although any such projections and the factors influencing them will likely change, Cisco will not necessarily update the information, since Cisco will only provide guidance at certain points during the year. Such information speaks only as of the date of this release.

This release includes non-GAAP net income, non-GAAP gross margins, non-GAAP operating expenses, non-GAAP operating income and margin, non-GAAP effective tax rates, non-GAAP net income per share data, non-GAAP inventory turns and free cash flow for the periods presented. It also includes future estimated ranges for gross margin, operating margin, tax provision rate and EPS on a non-GAAP basis.

These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Cisco believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Cisco’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Cisco’s results of operations in conjunction with the corresponding GAAP measures.

Cisco believes that the presentation of non-GAAP measures when shown in conjunction with the corresponding GAAP measures, provides useful information to investors and management regarding financial and business trends relating to its financial condition and its historical and projected results of operations. In addition, Cisco believes that the presentation of non-GAAP inventory turns provides useful information to investors and management regarding financial and business trends relating to inventory management based on the operating activities of the periods presented. Cisco believes that the presentation of free cash flow, which it defines as the net cash provided by operating activities less cash used to acquire property and equipment, to be a liquidity measure that provides useful information to management and investors because of its intent to return a stated percentage of free cash flow to shareholders in the form of dividends and stock repurchases. Cisco further regards free cash flow as a useful measure because it reflects cash that can be used to, among other things, invest in its business, make strategic acquisitions, repurchase common stock and pay dividends on its common stock, after deducting capital investments.

For its internal budgeting process, Cisco’s management uses financial statements that do not include, when applicable, share-based compensation expense, amortization of acquisition-related intangible assets, impact to cost of sales from purchase accounting adjustments to inventory, acquisition-related/divestiture costs, significant asset impairments and restructurings, significant litigation and other contingencies, the income tax effects of the foregoing and significant tax matters. Cisco’s management also uses the foregoing non-GAAP measures, in addition to the corresponding GAAP measures, in reviewing the financial results of Cisco. In prior periods, Cisco has excluded other items that it no longer excludes for purposes of its non-GAAP financial measures. From time to time in the future there may be other items that Cisco may exclude for purposes of its internal budgeting process and in reviewing its financial results. For additional information on the items excluded by Cisco from one or more of its non-GAAP financial measures, refer to the Form 8-K regarding this release furnished today to the Securities and Exchange Commission.

Cisco divested the Customer Premises Equipment portion of the Service Provider Video Connected Devices business (“SP Video CPE Business”) during the second quarter of fiscal 2016 on November 20, 2015. This release includes, where indicated, financial measures that exclude the SP Video CPE Business. Cisco believes that the presentation of these measures provides useful information to investors and management regarding financial and business trends relating to its financial condition and its historical and projected results of operations because the SP Video CPE Business will not be part of Cisco on a go forward basis. Cisco’s management also uses the financial measures excluding the SP Video CPE Business in reviewing the financial results of Cisco.

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